Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

Contact:	Robert Higginbotham Interim Chief Financial Officer ir@footlocker.com (212) 720-4600

FOOT LOCKER, INC. REPORTS 2023 FIRST QUARTER RESULTS

●   Total Sales Decreased 11.4%; Comparable-Store Sales Decreased 9.1%

●   EPS of $0.38 and Non-GAAP EPS $0.70

●   Lowering 2023 Sales and Earnings Guidance

●   Announces Retail Industry Veteran Mike Baughn as Chief Financial Officer

NEW YORK, NY, May 19, 2023 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended April 29, 2023.

“Coming off the recent launch of our Lace Up Strategy at our Investor Day in March, we are making early progress in building a strong foundation to return to sustainable growth beyond this year,” said Mary Dillon, President and Chief Executive Officer.  “However, our sales have since softened meaningfully given the tough macroeconomic backdrop, causing us to reduce our guidance for the year as we take more aggressive markdowns to both drive demand and manage inventory.”

Ms. Dillon continued, “Despite the challenging near-term trends, we remain committed to our long-term strategy, including making the necessary investments to drive our Lace Up plan, and maintain conviction in our ability to execute against our new strategic imperatives.”

First Quarter Results

●

Comparable-store sales decreased by 9.1%, driven by macroeconomic headwinds, including lower income tax refunds in the United States, as well as the changing vendor mix and our repositioning of Champs Sports.

●

Total sales decreased by 11.4%, to $1,927 million, compared with sales of $2,175 million in the first quarter of 2022. Excluding the effect of foreign exchange rate fluctuations, total sales for the first quarter decreased by 10%.

Please refer to the Sales by Banner table below for detailed sales performance by banner and region.

●

Gross margin declined by 400 basis points compared with the prior-year period, driven by a combination of higher markdowns compared to historically low levels in the prior year, and occupancy deleverage, as well as an increase in theft-related shrink.

●

SG&A increased by 110 basis points as a percentage of sales compared with the prior year, with savings from the cost optimization program more than offset by underlying deleverage on the sales decline, inflation, and investments in front-line wages and technology.

●	Net income decreased to $36 million as compared with $133 million in the first quarter of fiscal 2022. Non-GAAP net income decreased to $66 million from $155 million in the prior-year period.

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●	EPS decreased to $0.38 per share, versus $1.37 in the first quarter of fiscal 2022. Non-GAAP EPS decreased to $0.70 per share compared with non-GAAP EPS of $1.60 in the prior-year period.

Balance Sheet

At quarter-end, the Company’s cash and cash equivalents totaled $313 million, while debt on its balance sheet was $451 million.

As of April 29, 2023, the Company’s merchandise inventories totaled $1,758 million, 25% higher than at the end of the first quarter last year.

Dividend and Share Repurchases

During the first quarter of 2023, the Company paid a quarterly dividend of $0.40 per share for a total of $38 million.

The Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.40 per share, which will be payable on July 28, 2023, to shareholders of record on July 14, 2023.

Store Base Update

During the first quarter, the Company opened 13 new stores, remodeled, or relocated 18 stores, and closed 35 stores.

As of April 29, 2023, the Company operated 2,692 stores in 29 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 163 franchised stores were operating in the Middle East and Asia.

2023 Financial Outlook

Fiscal year 2023 represents the 53 weeks ending February 3, 2024.  The Company’s full year 2023 outlook, which includes the 53rd week, is summarized in the table below.

Metric	Prior Guidance	Updated Guidance	Commentary
Sales Change	Down 3.5% to 5.5%	Down 6.5% to 8.0%	Including ~1% from the extra week
Comparable Sales Change	Down 3.5% to 5.5%	Down 7.5% to 9.0%	Softer sales through balance of year
Square Footage Change	Down ~4%
Licensing Revenue	~$20 million	~$20 million
Gross Margin	30.8% to 31.0%	28.6% to 28.8%	More aggressive markdowns and higher shrink
SG&A Rate	22.6% to 22.8%	22.4% to 22.6%	Solid expense management
D&A	~$205 million	~$205 million
Interest	~$12 million	~$16 million	Less interest income on lower cash balance
Non-GAAP Tax Rate	31.5% to 31.7%	32.9% to 33.1%	Higher on geographic mix of income
Non-GAAP EPS	$3.35-$3.65 including $0.15 from the extra week	$2.00-$2.25
Adj. Capital Expenditures*	~$305 million	~$305 million

* Adjusted Capex includes capitalized Technology expense

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The Company provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking tax rate, capital expenditures, and diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Chief Financial Officer Appointment

Today, Foot Locker, Inc., announces the appointment of Mike Baughn as Executive Vice President and Chief Financial Officer, effective June 12, 2023.

Mike joins us from Kohl’s Corporation where he most recently served as Executive Vice President of Finance and Treasurer. He brings to Foot Locker more than 15 years of experience in various financial leadership roles across Kohl’s.

Mike will report directly to Mary Dillon, President, and Chief Executive Officer, and oversee Foot Locker, Inc.'s financial initiatives and position the company for long-term growth.

With Mike’s start, Robert Higginbotham, Interim Chief Financial Officer, will resume his role as Senior Vice President, Investor Relations, and Financial Planning & Analysis, reporting to Mike.

“Following a rigorous search process, we are thrilled to welcome to our leadership team, Mike Baughn, whose role will be instrumental in delivering our Lace Up plan,” said Mary Dillon. “I am confident Mike will further accelerate our new set of strategic imperatives and financial objectives designed to set us up for the next 50 years of growth. Let me also thank Rob for his leadership of the finance organization while we conducted the search, ongoing contributions, and critical role in launching our strategy at our Investor Day.”

“Foot Locker is a cultural staple that has led the footwear category for nearly 50 years. I am honored to join this incredible team as CFO at such a pivotal time for the company as they deliver the Lace Up plan,” said Mike Baughn. “Foot Locker has a rich heritage to build upon and I am looking forward to working closely with Mary Dillon and the leadership team to ensure great customer experiences, as well as value for our stakeholders."

Conference Call and Webcast

The Company is hosting a live conference call at 9:00 a.m. ET today, May 19, 2023, to review these results and provide an update on the business. An investor presentation will be available under the Investor Relations section of the Company’s corporate website before the start of the conference call. This conference call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via the Investor Relations section of footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 6393779 through June 2, 2023. A replay of the call will also be available via webcast from footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended January 28, 2023, filed on March 27, 2023. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended April 29, 2023 and April 30, 2022

(In millions, except per share amounts)

	First Quarter
	2023	2022
Sales	$1,927	$2,175
Licensing revenue	4	3
Total revenue	1,931	2,178

Cost of sales	1,349	1,435
Selling, general and administrative expenses	431	463
Depreciation and amortization	51	54
Impairment and other	39	6
Income from operations	61	220

Interest expense, net	(1)	(5)
Other income / (expense), net	(3)	(25)
Income before income taxes	57	190
Income tax expense	21	58
Net income	36	132
Net loss attributable to noncontrolling interests	—	1
Net income attributable to Foot Locker, Inc.	$36	$133

Diluted earnings per share	$0.38	$1.37
Weighted-average diluted shares outstanding	95.1	97.2

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP financial measures that will be presented will exclude (i) gains or losses related to our minority investments, (ii) impairments and other, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

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Non-GAAP Reconciliation

(unaudited)

Periods ended April 29, 2023 and April 30, 2022

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	First Quarter
	2023	2022
Pre-tax income:
Income before income taxes	$57	$190
Pre-tax adjustments excluded from GAAP:
Impairment and other (1)	39	6
Other income / expense (2)	1	24
Adjusted income before income taxes (non-GAAP)	$97	$220

After-tax income:
Net income attributable to Foot Locker, Inc.	$36	$133
After-tax adjustments excluded from GAAP:
Impairment and other, net of income tax benefit of $6 and $2 million, respectively (1)	33	4
Other income / expense, net of income tax benefit of $- and $6 million, respectively (2)	1	18
Tax reserves benefit (3)	(4)	—
Adjusted net income (non-GAAP)	$66	$155

	First Quarter
	2023	2022
Earnings per share:
Diluted earnings per share	$0.38	$1.37
Diluted EPS amounts excluded from GAAP:
Impairment and other (1)	0.36	0.05
Other income / expense (2)	—	0.18
Tax reserves benefit (3)	(0.04)	—
Adjusted diluted earnings per share (non-GAAP)	$0.70	$1.60

Notes on Non-GAAP Adjustments:

(1)

For the first quarter of 2023, impairment and other included transformation consulting expense of $19 million, impairment charges of $18 million, primarily accelerated tenancy charges on right-of-use assets for the closures of the Sidestep banner and certain Foot Locker Asia stores, and $2 million of reorganizations costs, primarily related to the announced closure of a North American distribution center, and other costs associated with the closures of the Sidestep banner and certain Foot Locker Asia stores.

For the first quarter of 2022, impairment and other included $3 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges, $2 million of acquisition and integration costs related to WSS and atmos, and $1 million of other expenses.

(2)

For the first quarter of 2023, other expense represented of our share of losses related to equity method investments of $1 million.

For the first quarter of 2022, other expense primarily consisted of a $25 million loss on the change in fair value of our previous investment in Retailors, Ltd., a publicly-listed entity, which was partially offset by $1 million of dividend income and income from other various equity method investments.

(3)	In the first quarter of 2023, the Company recorded a $4 million benefit related to income tax reserves due to a statute of limitations release.

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Sales by Banner

(unaudited)

Periods ended April 29, 2023 and April 30, 2022

(In millions)

	First Quarter
	2023	2022	Constant Currencies	Comparable Sales
Foot Locker	$744	$807	(7.2)%	(5.5)%
Champs Sports	328	454	(27.3)	(24.6)
Kids Foot Locker	167	180	(7.2)	(7.7)
WSS	150	138	8.7	(3.4)
Other	—	53	(100.0)	n.m.
North America	1,389	1,632	(14.5)	(12.8)
Foot Locker	379	377	3.7	2.1
Sidestep	14	24	(41.7)	(37.8)
EMEA	393	401	1.0	(0.1)
Foot Locker	98	93	12.9	11.2
atmos	47	49	6.1	2.7
Asia Pacific	145	142	10.6	8.9
Total	$1,927	$2,175	(10.0)%	(9.1)%

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	April 29,	April 30,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$313	$551
Merchandise inventories	1,758	1,401
Other current assets	384	281
	2,455	2,233
Property and equipment, net	901	899
Operating lease right-of-use assets	2,331	2,566
Deferred taxes	94	79
Goodwill	781	783
Other intangible assets, net	421	441
Minority investments	629	759
Other assets	89	118
	$7,701	$7,878

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$474	$565
Accrued and other liabilities	505	428
Current portion of long-term debt and obligations under finance leases	6	6
Current portion of lease obligations	533	557
	1,518	1,556
Long-term debt and obligations under finance leases	445	450
Long-term lease obligations	2,132	2,323
Other liabilities	323	334
Total liabilities	4,418	4,663
Total shareholders' equity	3,283	3,215
	$7,701	$7,878

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Condensed Consolidated Statement of Cash Flows

(unaudited)

(In millions)

	Thirteen weeks ended
	April 29,	April 30,
($ in millions)	2023	2022
From operating activities:
Net income	$36	$132
Adjustments to reconcile net income to net cash from operating activities:
Non-cash impairment and other	18	3
Fair value adjustments to minority investments	—	25
Depreciation and amortization	51	54
Deferred income taxes	(4)	3
Share-based compensation expense	2	7
Change in assets and liabilities:
Merchandise inventories	(117)	(150)
Accounts payable	(16)	(25)
Accrued and other liabilities	(30)	(80)
Other, net	(58)	10
Net cash used in operating activities	(118)	(21)
From investing activities:
Capital expenditures	(59)	(95)
Purchase of business, net of cash acquired	—	(7)
Minority investments	—	(3)
Net cash used in investing activities	(59)	(105)
From financing activities:
Dividends paid on common stock	(38)	(38)
Purchase of treasury shares	—	(89)
Payment of obligations under finance leases	(2)	(2)
Shares of common stock repurchased to satisfy tax withholding obligations	(10)	(1)
Proceeds from exercise of stock options	4	2
Net cash used in financing activities	(46)	(128)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	—	(1)
Net change in cash, cash equivalents, and restricted cash	(223)	(255)
Cash, cash equivalents, and restricted cash at beginning of year	582	850
Cash, cash equivalents, and restricted cash at end of period	$359	$595

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 28,			April 29,	Relocations/
	2023	Opened	Closed	2023	Remodels
Foot Locker U.S.	747	-	6	741	3
Foot Locker Canada	86	-	1	85	4
Champs Sports	486	-	5	481	-
Kids Foot Locker	410	-	5	405	3
WSS	115	6	1	120	-
Footaction	2	-	-	2	-
North America	1,846	6	18	1,834	10
Foot Locker Europe	628	5	11	622	7
Sidestep	78	-	5	73	-
EMEA	706	5	16	695	7
Foot Locker Pacific	94	1	-	95	1
Foot Locker Asia	33	-	-	33	-
atmos	35	1	1	35	-
Asia Pacific	162	2	1	163	1
Total	2,714	13	35	2,692	18

Selling and gross square footage are as follows:

	April 30, 2022		April 29, 2023
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,393	4,134	2,351	4,025
Foot Locker Canada	253	417	251	413
Champs Sports	1,903	2,980	1,775	2,784
Kids Foot Locker	760	1,292	767	1,295
WSS	972	1,223	1,235	1,479
Footaction	59	104	6	11
North America	6,340	10,150	6,385	10,007
Foot Locker Europe	1,085	2,256	1,140	2,339
Sidestep	101	191	93	179
EMEA	1,186	2,447	1,233	2,518
Foot Locker Pacific	192	299	216	331
Foot Locker Asia	114	199	126	233
atmos	38	65	36	62
Asia Pacific	344	563	378	626
Total	7,870	13,160	7,996	13,151

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